                       CERTIFICATE OF OWNERSHIP AND MERGER
                                       OF
                       WORLDWIDE RESTAURANT CONCEPTS, INC.
                            (A DELAWARE CORPORATION)
                                      INTO
                           SIZZLER INTERNATIONAL, INC.
                            (A DELAWARE CORPORATION)


        (PURSUANT TO SECTION 253 OF THE DELAWARE GENERAL CORPORATION LAW)

                                    * * * * *

It is hereby certified that:

FIRST: Sizzler International, Inc. (hereinafter sometimes referred to as the "Corporation") is a business corporation of the State of Delaware.

SECOND: the Corporation is the owner of all of the outstanding shares of the stock of Worldwide Restaurant Concepts, Inc., which is also a business corporation of the State of Delaware.

THIRD: On August 29, 2001, the Board of Directors of the Corporation adopted the following resolutions to merge Worldwide Restaurant Concepts, Inc. into the Corporation, pursuant to Section 253 of the General Corporation Law of the State of Delaware, wherein it permits the merger of a subsidiary corporation with and into a parent corporation organized and existing under the laws of said state:

     WHEREAS, the Board of Directors approved a resolution authorizing the Company's name change by merger at its meeting on August 30, 2000; and

     WHEREAS, the implementation of the resolution was delayed for various reasons; and

     WHEREAS, during the past year, certain named "Authorized Officers" to act on behalf of the Company have resigned, resulting in an outdated resolution; and

     WHEREAS, the resolution should be updated to identify current Authorized Officers to act on behalf of the Company as it pertains to the Company's name change by merger.

     NOW THEREFORE, BE IT RESOLVED, that the resolution approving the corporate name change previously approved by the Board of Directors at its meeting on August 30, 2000, be amended and restated effective immediately; and

     RESOLVED, FURTHER, that the following name change resolution is in all respects approved and adopted effective this date:


                                   EXHIBIT 4.2

       WHEREAS, management has presented to the Board of Directors a proposal (the "Name Change Proposal") that the Company change its corporate name from "Sizzler International, Inc." to "Worldwide Restaurant Concepts, Inc."; and

       WHEREAS, the Board of Directors has reviewed, and deems it to be in the best interests of the Company to proceed with and implement the Name Change Proposal.

       NOW THEREFORE, BE IT RESOLVED, that the Board of Directors hereby approves the Name Change Proposal, and authorizes and directs Charles L. Boppell, President and Chief Executive Officer, and A. Keith Wall, Vice President and Chief Financial Officer (the "Authorized Officers"), and each of them, on behalf of the Company, to (i) cause to be prepared, and to execute, deliver, acknowledge, seal, register, record and file, any and all agreements, instruments and other documents, (ii) enter into any "name change" merger with a subsidiary of the Company, and (iii) enter into any and all other transactions and take any and all other actions, in each case (i), (ii) and (iii) to the extent either of them deems necessary or appropriate to effectuate the intent of the foregoing resolutions (any such actions hereby being deemed approved by this Board of Directors); and

       RESOLVED, FURTHER, that the Authorized Officers, and each of them, are hereby authorized and directed on behalf of the Company to cause to (a) prepare and issue any appropriate press release regarding the Name Change Proposal, (b) give any required notice to the New York Stock Exchange regarding the Name Change Proposal, (c) file with the U.S. Securities and Exchange Commission any reports required in connection with the Name Change Proposal, and (d) execute, acknowledge, seal, deliver, file, register, record and submit any and all documents or instruments, and take such other action, as they may deem necessary, appropriate or advantageous to cause the Company to consummate the Name Change Proposal or to comply with applicable law in connection therewith (any such actions specified in (a), (b), (c) or (d) of this resolution hereby being deemed approved by this Board of Directors); and

       RESOLVED, FURTHER, that the execution, delivery, acknowledgement, sealing, delivery, filing, registration, and/or recordation by any Authorized Officer of any document or instrument on behalf of the Company, or the taking of any other action necessary or appropriate in furtherance of the intent of the foregoing resolutions, at any time before the making of these resolutions is hereby ratified in full; and

       RESOLVED, FURTHER, that the Secretary of the Company be authorized and directed to certify this resolution and to provide to any concerned party an incumbency certificate and any other reasonably requested certification in support of the authority of the Authorized Officers to act on behalf of this Company.


                                   EXHIBIT 4.2

FOURTH: Article I of the Certificate of Incorporation of the Corporation shall be amended, as provided in Section 253 of the Delaware General Corporation Law, to change the name of the Corporation to "Worldwide Restaurant Concepts, Inc." and said Certificate of Incorporation, as so amended and changed, shall continue to be the Certificate of Incorporation of said surviving corporation until further amended and changed in accordance with provisions of the General Corporation Law of the State of Delaware.

               ARTICLE I: Name

               The name of the Corporation is Worldwide Restaurant Concepts,
Inc.

FIFTH: The effective time of the Certificate of Ownership and Merger setting forth a copy of these resolutions, and the time when the merger therein provided for, shall become effective shall be Tuesday, September 4, 2001, at 8:00 a.m.
(EST).



                                   EXHIBIT 4.2

Sizzler International, Inc. has caused this Certificate of Ownership and Merger to be signed by Charles L. Boppell, its President and Chief Executive Officer this 29th day of August, 2001.




                                      SIZZLER INTERNATIONAL, INC.
                                      a Delaware corporation


                                      By: /s/ Charles L. Boppell
                                         ---------------------------------------
                                            Charles L. Boppell
                                      Its: President and Chief Executive Officer




STATE OF CALIFORNIA   )
COUNTY OF LOS ANGELES )

On August 29, 2001 before me, Melanie Spellens, Notary Public, personally appeared Charles L. Boppell personally known to me to be the person whose name is subscribed to the within instrument and who acknowledged to me that he executed the same in his authorized capacity, and that by his signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.

WITNESS my hand and official seal.


(SEAL)                                /s/ Melanie Spellens
                                      ------------------------------------------
                                      Melanie Spellens, Notary Public
                                      My Commission Expires:  04/18/2004



                                   EXHIBIT 4.2